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Exhibit 12


                             UNISYS CORPORATION
       COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (UNAUDITED)
                               ($ in millions)

                                                Years Ended December 31
                                       ---------------------------------------
                                       1997     1996     1995     1994    1993
                                       ----     ----     ----     ----    ----
Income (loss) from continuing
 operations before income taxes      $(758.8)  $ 93.7  $(781.1)  $ 14.6  $370.9
Add (deduct) share of loss
  (income) of associated
  companies                              5.9     (4.9)     5.0     16.6    14.5
                                     -------   ------   ------   ------  ------
    Subtotal                          (752.9)    88.8   (776.1)    31.2   385.4
                                     -------   ------   ------   ------  ------
Interest expense (net of
  interest capitalized)                233.2    249.7    202.1    203.7   241.7
Amortization of debt issuance
  expenses                               6.7      6.3      5.1      6.2     6.6
Portion of rental expense
  representative of interest            56.2     59.2     65.3     65.0    70.5
                                     -------   -------  ------   ------  ------
    Total Fixed Charges                296.1    315.2    272.5    274.9   318.8
                                     -------   -------  ------   ------  ------
Earnings (loss) from continuing
  operations before income
  taxes and fixed charges            $(456.8)  $404.0  $(503.6)  $306.1  $704.2
                                     =======  =======  =======   ======  ======
Ratio of earnings to fixed
  charges                                *      1.28      *        1.11    2.21
                                     =======  =======  =======   ======  ======


  * Earnings for the years ended December 31, 1997 and 1995 were inadequate to cover fixed charges by approximately $752.9 million and $776.1 million, respectively.